EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2008, which appears on page F-1 of the annual report on Form 10-KSB of CytoCore, Inc. for the year ended December 31, 2007, and to the reference to our Firm under the caption “Experts” in the Prospectus on Form S-3 (No. 333-00000).
/s/ L J Soldinger Associates LLC
Deer Park, Illinois
August 11, 2008